As filed with the Securities and Exchange Commission on November 30, 2021

Registration No. 333-231815

Registration No. 333-204796

Registration No. 333-189009

Registration No. 333-182051

Registration No. 333-167290

Registration No. 333-139063

Registration No. 333-41352

Registration No. 33-38614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-231815

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-204796

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-189009

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-182051

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-167290

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-139063

Post-Effective Amendment No. 1 to Form Registration Statement No. 333-41352

Post-Effective Amendment No. 1 to Form Registration Statement No. 33-38614

Under

The Securities Act of 1933

RAVEN INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

South Dakota	46-246171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

205 E. 6th Street, P.O. Box 5107 Sioux Falls, South Dakota	57117-5107
(Address of Principal Executive Offices)	(Zip Code)

Raven Industries, Inc. 2019 Equity Incentive Plan

Raven Industries, Inc. 401(k) Plan

Amended and Restated 2010 Stock Incentive Plan

2010 Stock Incentive Plan

Deferred Stock Compensation Plan for Directors

Raven Industries, Inc. 2000 Stock Option and Compensation Plan

(Full title of the plan)

Roberto Russo

Corporate Secretary

Raven Industries, Inc.

205 E. 6th Street, P.O. Box 5107

Sioux Falls, South Dakota 57117-5107

(Name and address of agent for service)

(605) 336-2750

(Telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-3109

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed by Raven Industries, Inc., a South Dakota corporation (“Raven”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-231815), originally filed with the SEC on May 30, 2019, pertaining to the registration of 1,300,000 shares of Raven’s common stock, $1.00 par value (the “Shares”), under Raven’s 2019 Equity Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-204796), originally filed with the SEC on June 8, 2015, pertaining to the registration of 750,000 Shares under Raven’s Amended and Restated 2010 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-189009), originally filed with the SEC on May 31, 2013, pertaining to the registration of 250,000 Shares under Raven’s 401(k) Plan.

•	Registration Statement on Form S-8 (File No. 333-182051), originally filed with the SEC on June 11, 2012, pertaining to the registration of 500,000 Shares under Raven’s Amended and Restated 2010 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-167290), originally filed with the SEC on June 3, 2010, pertaining to the registration of 500,000 Shares under Raven’s 2010 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-139063), originally filed with the SEC on December 1, 2006, pertaining to the registration of 50,000 Shares under Raven’s Deferred Stock Compensation Plan for Directors.

•	Registration Statement on Form S-8 (File No. 333-41352), originally filed with the SEC on July 13, 2000, pertaining to the registration of 250,000 Shares under Raven’s 2000 Stock Option and Compensation Plan.

•	Registration Statement on Form S-8 (File No. 33-38614), originally filed with the SEC on July 29, 1994, pertaining to the registration of 300,000 Shares under Raven’s 1990 Stock Option Plan.

•	Registration Statement on Form S-8 (File No. 33-38614), originally filed with the SEC on January 11, 1991, pertaining to the registration of 399,014 Shares under Raven’s 1985 Incentive Stock Option Plan, as amended, and 1990 Stock Option Plan.

Raven is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the securities of Raven that had been registered but remain unsold or not yet issued under such Registration Statements.

On November 30, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of June 20, 2021, by and among Raven, CNH Industrial N.V., a Netherlands public limited liability company (“CNH Industrial”), and CNH Industrial South Dakota, Inc., a South Dakota corporation and wholly owned subsidiary of CNH Industrial (“Merger Subsidiary”), Merger Subsidiary merged with and into Raven (the “Merger”), with Raven surviving the Merger as a wholly owned subsidiary of CNH Industrial.

As a result of the Merger, Raven has terminated any and all offerings of Raven’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Raven in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Raven hereby removes from registration all such securities of Raven registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Raven certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on November 30, 2021.

RAVEN INDUSTRIES, INC.

By:	/s/ Nicole Freesemann
Name:	Nicole Freesemann
Title:	Vice President, Human Resources

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.